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                                                                 Exhibit 99(a)



Press Contacts:       Greg Reaves           Investor Contact:    Laura Jordan
                      (908) 423-6022                             (908) 423-5185

                      Gwen Fisher
                      (908) 423-6154


    MERCK ANNOUNCES EARNINGS PER SHARE OF 78 CENTS FOR SECOND QUARTER 2001
    ----------------------------------------------------------------------

   Five Key Products Show Strong Sales Growth Over the Second Quarter 2000


WHITEHOUSE STATION, N.J., July 20, 2001 - Merck & Co., Inc. today announced that earnings per share for the second quarter of 2001 were $0.78, an increase of 7% over the second quarter of 2000. Second quarter net income grew 5% to $1,815.4 million. Sales grew 25% to $11.9 billion for the quarter.

        For the first six months, earnings per share were $1.49, an increase of 9% over the first six-month period in 2000. Net income grew 8% to $3,472.7 million for the first six months of 2001. Sales grew 27% for the period to $23.2 billion.

        Merck's human health sales were driven by its five key growth drivers
- ZOCOR, VIOXX, COZAAR and HYZAAR*, FOSAMAX and SINGULAIR - which had increased sales of 27% for the second quarter. The Merck-Medco business also drove sales growth, increasing 48% for the quarter. Overall, Merck's human health sales grew 6% and 7% for the second quarter and first six months, respectively. Excluding the unfavorable effect of three percentage points from foreign exchange for both the second quarter and first six months, the company's human health sales grew by 9% and 10%, respectively. Sales outside of the United States accounted for 37% of the company's first half 2001 human health sales.

        "Income growth for the first six months reflects strong worldwide sales volume gains led by our five key growth drivers, which combined increased 28% over the first six months 2000 sales," said Raymond V. Gilmartin, chairman, president and chief executive officer. "These five products now account for more than 60% of Merck's worldwide human health sales, and they remain a powerful platform for growth for our company."

                                   - more -

        *COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours & Company, Wilmington, DE, USA.


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FIVE DRIVERS OF GROWTH CONTINUE SUCCESSFUL PERFORMANCE

        ZOCOR, Merck's cholesterol-modifying medicine, had another strong quarter with worldwide sales reaching $1.4 billion in the second quarter of 2001. Physicians continue to increase their prescriptions of ZOCOR in large part because of the medicine's demonstrated ability to act favorably on all three key lipid parameters - low-density lipoprotein (LDL), so-called "bad" cholesterol; high-density lipoprotein (HDL), so-called "good" cholesterol; and triglycerides.

        In the United States, the National Cholesterol Education Panel (NCEP), part of the National Institutes of Health, released new guidelines in May calling for more aggressive treatment of cholesterol, based on clinical studies that have demonstrated the benefits of lowering cholesterol. According to the NCEP press release, under the new guidelines, 36 million Americans would be now identified as candidates for cholesterol-lowering medicines such as ZOCOR; currently, only 13 million Americans are being treated with cholesterol-lowering medicines. Furthermore, the new guidelines have set more aggressive LDL goals for patients with diabetes and others at high risk for heart disease.

        VIOXX, a once-a-day medicine, is the only COX-2 selective agent indicated in the United States for both osteoarthritis and acute pain. Since its 1999 launch, VIOXX has become the world's fastest-growing branded prescription arthritis medicine, and it is already Merck's second largest-selling medicine. In 2001, VIOXX achieved new-prescription leadership within the coxib market in the United States, demonstrating that physicians continue to recognize the medicine's benefits to patients. VIOXX achieved $725 million in sales for the second quarter.

        New scientific data supporting the efficacy and overall safety profile of VIOXX were presented at medical meetings during the quarter. These data included the results of the ADVANTAGE trial, presented at the Digestive Diseases Week conference in May. In this study, fewer patients on VIOXX stopped taking their medicine because of gastrointestinal side effects compared to patients taking naproxen, a commonly prescribed non-steroid anti-inflammatory drug.

        In April, Merck filed a Supplemental New Drug Application for VIOXX with the FDA for the treatment of adult rheumatoid arthritis.

        COZAAR and HYZAAR, Merck's highly effective and well-tolerated high blood pressure medicines, maintain their strong growth and leadership of the angiotensin II antagonists (AIIAs) class despite intense competition. Sales for the two products were $510 million for this quarter.

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        In May, results of RENAAL, the renal protection study for COZAAR, were presented at the 16th Annual Scientific Meeting of the American Society of Hypertension. In this landmark trial, COZAAR reduced the risk of worsening kidney disease, including reducing the risk of end-stage renal disease
(defined as where dialysis or transplantation is required) in patients with Type 2 diabetes and kidney disease. This is the first trial that has ever demonstrated the ability of a drug to significantly reduce the rate of dialysis or transplantation in this patient population. Diabetes is the leading cause of kidney failure, or end-stage renal disease, in the United States.

        FOSAMAX continues to strengthen its position as the leading product worldwide for the treatment and prevention of postmenopausal osteoporosis. Global sales of FOSAMAX totaled $490 million this quarter.

        Merck's 2000 introduction of FOSAMAX Once Weekly, the first and only oral once-weekly treatment for osteoporosis, has received tremendous physician and patient acceptance. In the United States, FOSAMAX Once Weekly is the No. 1 prescribed therapy for osteoporosis based on new and total prescriptions. The once weekly formulation also has been well received in the 22 additional markets worldwide where it has launched. FOSAMAX Once Weekly demonstrated therapeutically equivalent increases in bone density to the once-daily regimen over a two-year period. The results from the one-year, double-blind extension of the original one-year multicenter study were presented at the Endocrine Society Annual Meeting in June.

        In June, Japan's Ministry of Health, Labor and Welfare granted marketing approval for the tablet form of FOSAMAX. In Japan, the world's second largest national prescription pharmaceutical market, FOSAMAX will be sold under the trade name FOSAMAC by Banyu Pharmaceutical Co., Ltd., (Banyu), Merck's majority-owned affiliate. Under an agreement with Merck, the product also will be co-marketed under the trade name BONALON by Teijin Limited. Both Banyu and Teijin expect to launch FOSAMAX in the third quarter of this year.

        SINGULAIR, Merck's once-a-day leukotriene antagonist, which provides effective asthma control, is one of the world's fastest-growing asthma medicines. After only three years on the market, SINGULAIR has become the No. 1 asthma controller in terms of total prescription sales on a weekly basis in the United States. SINGULAIR is the first asthma controller therapy in more than 15 years to be approved for children as young as 2. SINGULAIR is a once-a-day tablet, not an inhaled medication or a steroid. Global sales for SINGULAIR this quarter were $375 million.


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        Merck continues to study SINGULAIR as a potential treatment for seasonal allergic rhinitis. Merck also recently completed a phase II clinical study of an investigational formulation of IV montelukast, the active ingredient in SINGULAIR, which when added to standard therapy, improved pulmonary function compared to placebo and standard therapy in patients seeking emergency care for acute asthma in this study.

        Last month, marketing approval in Japan was granted for SINGULAIR. Banyu and Kyorin Pharmaceutical Co., Ltd., a Merck licensee in Japan, plan to begin co-marketing this medicine in Japan under the trade names SINGULAIR and KIPRES, respectively, in the third quarter of this year.

MERCK-MEDCO SERVES NEARLY ONE IN FOUR AMERICANS

        Merck-Medco processed a total of 134 million prescriptions this quarter, a 37% increase over second quarter 2000. With a 97% client retention rate, Merck-Medco remains the leading pharmacy benefits manager among Blue Cross Blue Shield and employer health plans. J.D. Power and Associates' healthcare division, CareData, named Merck-Medco the nation's No. 1 pharmacy benefits manager.

        Merckmedco.com remains the world's largest Internet pharmacy, now processing more than 135,000 prescriptions per week. Internet volume through Merckmedco.com totaled 1.7 million prescriptions for the quarter, a 74% increase over second quarter 2000.

RECENT DEVELOPMENTS COMPLEMENT MERCK'S PLATFORM FOR GROWTH

        Merck recently reached an agreement to receive a fixed rate of 27% from AstraZeneca for supply payments for U.S. sales of NEXIUM, which was launched in the United States in March. NEXIUM, an acid pump inhibitor, is indicated to treat certain gastrointestinal acid-related disorders, including acid reflux disease. Supply payments for NEXIUM were agreed to as part of Merck's 1998 restructuring agreement with Astra, which includes Merck participating financially in the U.S. sales of certain AstraZeneca products.

        On July 19, Merck completed its acquisition of Rosetta Inpharmatics, Inc., a leading informational genomics company based in Kirkland, Wash. Rosetta has designed and developed several unique technologies to efficiently analyze gene data to predict how medical compounds will interact with different kinds of cells in the body, therefore allowing Merck scientists to more precisely select drug targets and potentially accelerate the development process.

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        Ezetimibe, an investigational cholesterol absorption inhibitor currently under development by the joint venture Merck/Schering-Plough Pharmaceuticals, was shown in a recent phase III study to have significantly reduced LDL (so-called "bad") cholesterol levels. Smaller phase II studies showed that ezetimibe combined with a statin or with a fibrate lowered LDL cholesterol levels to a significantly greater degree than either drug alone. Further studies are needed to confirm these findings.

        The company will enter into phase III trials of Merck's substance P antagonist in major depressive disorder during the third quarter of 2001. Because of the well-understood difficulties in conducting depression trials, it is too early to predict when an NDA filing can be expected.

MERCK REAFFIRMS RECENTLY UPDATED FINANCIAL GUIDANCE

        On June 22, Merck issued a press release providing updated financial guidance for 2001. The company remains comfortable with the estimates of the income statement components cited in that release, including the sales forecasts, the research and development budget, and the marketing and administrative expense growth rate in continued support of the company's key franchises. Additionally, the company reiterates its comfort with a range of 2001 earnings per share (EPS) estimates of $3.12 to $3.18. A copy of the June 22 press release can be obtained at www.merck.com/newsroom/press_releases/financial_pressreleases.html or www.merck.com/finance/press/062201.html.

        Investors are invited to listen to a live webcast of Merck's second quarter earnings conference call today at 9 a.m., Eastern Time, by visiting Merck's corporate website at www.merck.com. The call will be available for replay on the Merck website until July 27.

        Merck & Co., Inc. is a leading research-driven pharmaceutical products and services company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures. Merck-Medco Managed Care manages pharmacy benefits for employers, insurers and other plan sponsors, encouraging the appropriate use of medicines and providing disease management programs. Through these complementary capabilities, Merck works to improve quality of life and contain overall health-care costs.

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        This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 2000, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.

        The following tables show the financial results for Merck & Co., Inc. and subsidiaries for the quarter and six months ended June 30, 2001, compared with the corresponding periods of the prior year.


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
                                         (In Millions Except Earnings per Common Share)

                                                  Quarter Ended June 30
                                      ---------------------------------------------------
                                                                            %
                                             2001         2000            Change
                                             ----         ----            ------
  Sales                                    $11,893.1    $9,477.1             25%

  Costs, Expenses and Other

    Materials and production                 7,204.8     5,052.1             43*

    Marketing and Administrative             1,637.4     1,524.3              7

    Research and development                   602.4       548.0             10

    Equity income from affiliates             (215.0)     (211.8)             2

    Other (income) expense, net                 70.0        87.2            -20

  Income Before Taxes                        2,593.5     2,477.3              5

  Taxes on Income                              778.1       755.6

  Net Income                                 1,815.4     1,721.7              5

  Basic Earnings per Common Share              $0.79       $0.74              7

  Earnings per Common Share                    $0.78       $0.73              7
    Assuming Dilution

  Average Shares Outstanding                 2,290.8     2,300.2

  Average Shares Outstanding                 2,328.2     2,345.7
    Assuming Dilution


* The increase in Materials and production costs for the three months ending June 30, 2001, is primarily driven by growth in the Merck-Medco business.




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
                                       (In Millions Except Earnings per Common Share)

                                                 6 Months Ended June 30
                                   -----------------------------------------------------
                                                                           %
                                          2001           2000            Change
                                          ----           ----            ------
  Sales                                 $23,238.2      $18,328.4             27%

  Costs, Expenses and Other

    Materials and production             14,251.3        9,885.5             44*

    Marketing and Administrative          3,143.6        2,941.4              7

    Research and development              1,149.8        1,071.7              7

    Equity income from affiliates          (393.6)        (400.1)            -2

    Other (income) expense, net             126.1          158.6            -20

  Income Before Taxes                     4,961.0        4,671.3             **

  Taxes on Income                         1,488.3        1,450.0

  Net Income                              3,472.7        3,221.3              8

  Basic Earnings per Common Share           $1.51          $1.39              9

  Earnings per Common Share                 $1.49          $1.37              9
    Assuming Dilution

  Average Shares Outstanding              2,297.2        2,310.0

  Average Shares Outstanding              2,337.0        2,355.5
    Assuming Dilution


* The increase in Materials and production costs for the six months ending June 30, 2001, is primarily driven by growth in the Merck-Medco business.

** Normalized for one-time events, which occurred in the first quarter 2000, growth of "Income Before Taxes" for six months ended June 30, 2001, was 7%.


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